Exhibit 10.1
RELEASE AGREEMENT
          This RELEASE AGREEMENT (the “Agreement”) is entered into as of the 21st day of April, 2006, (the “Effective Date”) by and between Elcom International, Inc. (the “Company”), a Delaware corporation, and Robert J. Crowell (“Executive”).
WITNESSETH:
          WHEREAS, Executive and the Company have entered into a certain Employment Agreement dated as of December 21, 2005 (the “Employment Agreement”); and
          WHEREAS, Executive is entitled to certain severance payments and other benefits under the Employment Agreement and the Agreement dated March 23, 2006 among the Company, the SWIM Entities (as defined therein) and the Company’s then-current Board members (the “Board Agreement”), pursuant to which payment of the severance payments and other benefits is made conditional upon and in consideration for Executive’s valid execution of a Release Agreement, all as more completely described in the Employment Agreement and the Board Agreement. (Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.).
          NOW THEREFORE, to induce the Company to make the severance payments and provide the other benefits pursuant to the Employment Agreement, and the Board Agreement, and, in consideration for such payments for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.	Release. In accordance with the terms hereof, Executive does hereby, for Executive and for Executive’s heirs, executors, successors and assigns, release and forever discharge the Company, and the subsidiaries, divisions and businesses of the Company, together with all of their officers, directors, management, representatives, employees, shareholders, agents, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, the “Releasees”), of and from any and all claims, demands, actions or causes of action, damages, or suits at law or equity, of whatsoever kind or nature, including, but not limited to, all claims and/or demands for back pay, reinstatement, hire or rehire, front pay, group insurance or employee benefits of whatsoever kind (except as to rights expressly provided for herein and in the Employment Agreement and the Board Agreement), claims for monies and/or expenses, any claims arising out of or relating to the cessation of Executive’s employment with the Company, the sale of the stock or assets of the Company and/or any of its subsidiaries, any claims for failing to obtain employment at any other company or with any other person or employer, and/or demands for attorneys’ fees and legal expenses that Executive has or may have by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any act and/or omission that has occurred prior to the date of this Agreement. In accordance with the terms hereof, Executive further agrees not to initiate any action or legal proceeding of any kind against the Releasees arising out of or related to the claims released in the preceding sentence of this Section 1, including but not limited to the sale of the stock or assets of the Company and/or any of its subsidiaries and also waives any right to recover as a result of any such proceedings initiated on Executive’s behalf. Notwithstanding the foregoing, Executive and the Company agree and acknowledge that this Release shall not apply to the obligations of the Company arising solely under this Agreement or under the Employment Agreement or under the Board Agreement. Not withstanding any provision contained herein and for the avoidance of doubt, Executive shall be entitled to assert any counterclaims or countersuits against any of the Releasees and any rights to recover costs and damages associated therewith.

2.	Prior Agreements. The Company and Executive agree, notwithstanding the provisions of Paragraph 1 of this Agreement, that the Executive does not waive or release any rights contained in the following agreements, which shall remain in full force and effect, in accordance with their terms (and the covenants contained in Paragraph 1 should not apply to any such agreements): (a) Indemnity Agreement, dated October 9, 1995, (b) Accrued Salary Payment Agreement, effective December 21, 2005, and (c) Indemnification Agreement for Internal Revenue Code Section 409A, effective February 21, 2006, and (d) all stock option agreements and related plans, and (e) any other agreements with the Company not known to Executive, which provide benefits to Executive after cessation of employment.
3.	ADEA. Executive recognizes and understands that, by executing this Agreement, Executive shall be releasing the Releasees from any and all claims that Executive now has, or subsequently may have, under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621 et seq., as amended (the “ADEA”), by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Agreement. In other words, Executive will have none of the legal rights against the aforementioned Releasees that Executive would have had otherwise under federal age discrimination law by signing this Agreement.
4.	Consideration Period. The Company hereby notifies Executive of his right to consult with Executive’s chosen legal counsel before executing this Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Agreement to insure that Executive’s execution of this Agreement is knowing and voluntary. In signing below, Executive expressly acknowledges that Executive has had at least twenty-one (21) days to consider this Agreement and that Executive’s execution of same is with full knowledge of the consequences thereof and is of Executive’s own free will. If Executive signs this Agreement before the twenty-one (21) day period has expired, then he understands that he has waived the twenty-one (21) day period for consideration.
5.	Revocation Period. Executive and the Company agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Agreement (the “Revocation Period”), Executive may revoke this Agreement by providing written notice revoking the same, within the Revocation Period, to the Company, 10 Oceana Way, Norwood, Massachusetts 02062, Attn: Chief Financial Officer. Such revocation of this Agreement by Executive will automatically revoke the severance payments provided for in the Employment Agreement and Executive will not be entitled to any of the severance payments described therein.
[Signature Page Follows]

          IN WITNESS WHEREOF, Executive and the Company have executed this Agreement effective and binding as of the Effective Date.

AGREED TO AND ACCEPTED BY EXECUTIVE

April 21, 2006	/s/ Robert J. Crowell

Date of Execution by Executive	Robert J. Crowell

Execution witnessed by:

J.R.H.

AGREED TO AND ACCEPTED BY THE COMPANY

April 21, 2006	ELCOM INTERNATIONAL, INC.
Date of Execution by the Company

By:	/s/ John E. Halnen
	Name:	John E. Halnen
	Title:	President & CEO

Execution witnessed by:

J.R.H.

RECEIPT ACKNOWLEDGED BY EXECUTIVE

April 21, 2006	/s/ Robert J. Crowell

Date of Receipt by Executive	Robert J. Crowell

Receipt witnessed by:

J.R.H.

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